Dear Fellow Stockholder:

We recently mailed you proxy material in connection with our upcoming Annual Meeting of Stockholders to be held on May 17th, 2018. According to our records, we have not yet received every proxy you were mailed.

It is very important that your shares be voted, regardless of the number of shares you own. If you received multiple proxies in the mail, each and every proxy will be counted separately.

Please vote ALL proxies received.

Please take a moment to VOTE your shares by returning your proxy in the envelope provided. You may also be able to vote on the Internet or by telephone as indicated in your proxy instructions.

Please disregard this letter if you have already voted your shares. Thank you for your cooperation and support.

Sincerely,

Matthew D. Mullet
Chief Financial Officer

PLEASE VOTE AND SUBMIT YOUR PROXY TODAY

6920 220th St. SW • Mountlake Terrace WA 98043 • 800.683.0973
fsbwa.com